Exhibit 10.1
[Rowan Companies, Inc. letterhead]
October 31, 2008
Mr. D. F. McNease
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056-6127
Dear Danny:
          In connection with your separation from Rowan Companies, Inc., a Delaware corporation (“Rowan”), and in consideration of your continuing agreements and valuable services to Rowan and its subsidiaries and affiliates which are directly or indirectly controlled by Rowan (collectively, the “Company”) as provided herein, you and Rowan have agreed to the terms and conditions as contained in this letter agreement (the “Letter Agreement”) and in the attachment to the Letter Agreement (the “Attachment”) to (hereinafter the Attachment and the Letter Agreement are jointly the “Agreement”) concerning your separation from employment and resignation as a director, both effective as of the close of business on December 31, 2008 (the “Separation Date”). The Attachment is part of the Letter Agreement for all purposes. Your resignations as an officer and director are attached hereto as Exhibit A.
          You affirm and agree that your employment relationship ends on your Separation Date, and as of such date you withdraw unequivocally, completely and finally from your employment, you resign all positions, titles, responsibilities and authority as a director, officer or employee of the Company, and waive all rights in connection with such relationship, except with respect to vested benefits as provided for under plan documents of the Company, the benefits and payments described in this Agreement, and such rights as reserved under Section 13 hereof. You agree to return all Company personal property in your possession to Rowan promptly after your Separation Date.
          Rowan agrees to provide you with the benefits, payments and other items described in this Agreement.
          1. Consulting and Cooperation. Following the Separation Date, Rowan agrees to engage you in a consulting capacity, and you agree to serve Rowan in a consulting capacity, for the twenty-four month period commencing on the Separation Date and ending on December 31, 2010 (the “Consulting Period”). During the Consulting Period, you agree to consult, cooperate with and advise the officers of Rowan or the Board of Directors of Rowan (the “Board”) as and when requested by any of them upon reasonable notice, with respect to matters involving the business and affairs of the Company. It is agreed and understood that your status while performing services hereunder will for all purposes be that of an independent contractor and not that of an employee of Rowan. You and Rowan agree that your consulting services during the Consulting Period are not reasonably anticipated to exceed 20% of the average level of services performed by you for the Company during the 36-month period immediately preceding your Separation Date as determined under Treasury Regulation §1.409A- 1(h)(1)(ii) as promulgated under Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, notices and regulations thereunder (collectively, the “Code”). Rowan shall provide you with the necessary resources to perform any consulting services requested by Rowan. You acknowledge that you are responsible for payment of your estimated federal income taxes, employment taxes, social security taxes and any other taxes that may accrue under law by reason of the compensation for your services to be provided as a consultant hereunder. You further acknowledge that after the Separation Date you are not entitled nor eligible to participate in any employee benefit plans of the Company except as specifically provided in the Attachment.
          2. Confidentiality. You agree, for yourself and for your heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives, that you will (and will use your best efforts to cause such affiliates to) hold in a fiduciary capacity for the benefit of the Company all trade secrets, and information, knowledge or data relating to the Company treated as confidential by the Company which have been and will be given to you by the Company and which shall not have been or hereafter become public knowledge (other than by your acts or the acts of your affiliates in violation of this Agreement) (hereinafter being collectively referred to as “Confidential Information”). Examples of “Confidential Information” include, without limitation, rig descriptions and drawings, layouts, arrangement drawings, customer contacts and customer lists. You agree that you shall not, without the prior written consent of Rowan or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than Rowan and those designated by Rowan. In the event that you may be required by law or legal process to communicate or divulge any Confidential Information, you agree to so notify the General Counsel of Rowan and to exercise your commercially reasonable best efforts to assure that confidential treatment will be accorded to such of the Confidential Information which Rowan so designates, and you shall then disclose only that portion of the Confidential Information that is legally required to be disclosed. Rowan shall advance and pay your reasonable legal fees (and related legal expenses) incurred in connection with any such event. Any such payment shall be due upon receipt by Rowan of your written request for payment, accompanied by such evidence of the legal fees and expenses incurred by you as Rowan reasonably may require. Any such payment shall be made on the last business day of the calendar month following the calendar month in which the payment becomes due; provided, however, that any such payment shall be made not later than the close of the calendar year following the calendar year in which the legal fees and expenses are incurred by you. You will obtain the consent of the General Counsel of Rowan to your selection of legal counsel for this purpose, which consent shall not be unreasonably withheld. You agree to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner, to Rowan as soon as practicable and in no event later than your Separation Date.
          3. Non-Competition. You acknowledge that during your employment the Company provided you with access to Confidential Information of the Company and specialized knowledge concerning any business in which the Company was engaged at any time in the two years preceding the Separation Date (as described in the Forms 10-K and 10-Q of Rowan), including the provision of international and domestic contract drilling services and the production of equipment for the drilling, mining, steel and timber industries (collectively, the “Company Business”), all of which was developed by the Company at great cost and that are of critical importance in securing and maintaining business prospects, in retaining the accounts and goodwill of present customers and protecting the business of the Company throughout the United States and other locations in which it conducts the Company Business. You acknowledge that if a competitor of the Company gained access to said Confidential Information, the competitor would be able to unfairly compete with the Company in the Company Business anywhere in the United States, Europe, and elsewhere. Accordingly, you agree that without the prior written consent of the Board (which consent may be withheld in its sole discretion) (i) for the two-year period commencing on your Separation Date, you will not in the United States or any other country where the Company conducts operations related to the Company Business, directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one (1%) percent of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee, director (including as a director of the buyer of LeTourneau Technologies, Inc., a Delaware corporation) or otherwise, work for, become an employee of, invest in, provide consulting services or in any way engage in any business which provides, produces, leases or sells products or services of the same or similar type provided, produced, leased or sold in the Company Business in any area where the Company provided, produced, leased or sold such products or services at any time during the two years preceding your Separation Date and (ii) you will not accept any position with any person that has within the two years preceding the Separation Date purchased or acquired more than one percent (1%) of the common stock or any significant assets of the Company.
          4. Non-Solicitation. For the two-year period commencing on your Separation Date, you agree that you will not, directly or indirectly, for your benefit or for the benefit of any other person, firm or entity, solicit the employment or services of, or hire, any person who was employed by the Company upon your Separation Date, or within six months prior thereto. In addition, for the two-year period commencing on your Separation Date, you will not, directly or indirectly, and will not encourage or assist others to, without the prior written consent of the Board (which consent may be withheld in its sole discretion) (i) make, or in any way participate in, any “solicitation” (as such terms are used in the Securities Exchange Act of 1934, as the same may be amended from time to time (the “Exchange Act”), or to vote or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any securities of Rowan, or (ii) form, join, or in any way communicate or associate (by phone, e-mail or otherwise) with other stockholders of Rowan or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Rowan.
          5. Employee Acknowledgements. You acknowledge and agree that: (i) the Company is and will continue to be engaged in the Company Business; (ii) during your employment you were one of a limited number of persons that were primarily responsible for the conduct, management, operation, and development of the Company Business; (iii) the Company is and will be actively engaged in the Company Business, throughout the United States, Europe, and elsewhere; (iv) during your employment you occupied a position of trust and confidence with the Company, and were familiar with the Company’s Confidential Information; and (v) the terms and conditions set forth in the non-competition, non-solicitation and confidentiality provisions of this Agreement (the “Post-Employment Obligations”) are reasonable and constitute an otherwise enforceable agreement to which the Post-Employment Obligations are ancillary or a part of as contemplated by Tex. Bus. & Com. Code Ann. sections 15.50-15.52; (vi) the consideration given by the Company under this Agreement for the Post-Employment Obligations, including, without limitation, the access to Confidential Information and specialized knowledge, are not illusory and give rise to the Company’s interest in restraining and prohibiting you from engaging in the unfair competition prohibited by the Post-Employment Obligations and your promise not to engage in the unfair competition prohibited by the Post-Employment Obligations is designed to enforce your return promises, including your promise to not use or disclose Confidential Information of the Company; and (vii) compliance with the Post-Employment Obligations is a condition precedent to the Company’s obligation to make payments of any nature to you, subject to the other provisions hereof.
          6. Remedies for a Violation of Non-Competition, Non-Solicitation and Confidentiality Provisions. Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of any of the Post-Employment Obligations, you agree that a violation of any of the Post-Employment Obligations would cause irreparable injury to the Company for which it would have no adequate remedy at law. Any controversy or claim arising out of or relating to the Post-Employment Obligations, or any alleged breach of the Post-Employment Obligations, shall be settled by binding arbitration in accordance with the provisions below. Notwithstanding the foregoing, however, the Company specifically retains the right before, during or after the pendency of any arbitration to seek injunctive relief from a court having jurisdiction for any actual or threatened breach of the Post-Employment Obligations without necessity of complying with any requirement as to the posting of a bond or other security (it being understood that you hereby waive any such requirement). Any injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, and the institution and maintenance of an action or judicial proceeding for, or pursuit of, such injunctive relief shall not constitute a waiver of the right of the Company to submit the dispute to arbitration.
          If the provisions of the Post-Employment Obligations should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, you and Rowan agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law, and the determination of whether you violated such Post-Employment Obligations will be based solely on the limitation(s) as reformed.
          In addition to the consideration described above, you agree that 50% of the total amount of severance payments set forth under Item A.2 of the Attachment to this Agreement constitutes additional consideration for the Post-Employment Obligations (the “Post-Employment Obligation Consideration”). You specifically recognize and agree that should all or any part of the Post-Employment Obligations be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in a legal proceeding between you and Rowan, Rowan shall be entitled to immediately cease payment of any unpaid Post-Employment Obligation Consideration and return and receipt from you of any Post-Employment Obligation Consideration already paid to you, including interest on all amounts paid to you at the maximum lawful rate; provided, however, that you shall not forfeit and shall have no obligation to return any part of the Post-Employment Obligation Consideration if the Post-Employment Obligations are held invalid or unenforceable at the request of Rowan in such legal proceeding.
          7. Non-Disparagement. You agree, for yourself and for your heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives, that you will not (and will use your best efforts to cause such affiliates to not) at any time engage in any form of conduct, or make any statements or representations, including comments on any internet site, “message board” or “chatroom”, that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Company, or any of its agents, officers, directors, employees and/or stockholders. Rowan agrees that it will not (and will use its best efforts to cause its officers and directors to not) issue any press release or make any statements or representations, including comments on any internet site, “message board” or “chatroom”, that disparage or otherwise impair your business reputation. The foregoing shall not be violated by: (i) truthful statements by either party in response to legal process or required governmental testimony or filings; (ii) statements by directors or officers of Rowan that they in good faith believe are necessary or appropriate to make in connection with performing their duties to Rowan; or (iii) statements by you that you in good faith believe are necessary or appropriate to make to refute statements of Rowan, or the directors and officers of Rowan.
          8. Litigation Assistance. You agree to assist Rowan in litigation matters as may be reasonably requested by Rowan’s General Counsel. Rowan and you agree to work out reasonable accommodations for the provision of such litigation assistance so that it does not unreasonably interfere with any of your personal affairs, business endeavors or future employment. No such services shall be requested of you except by Rowan’s General Counsel. Rowan shall advance and pay your reasonable legal fees (and related legal expenses) incurred in connection with any such event. Any such payment shall be due upon receipt by Rowan of your written request for payment, accompanied by such evidence of the legal fees and expenses incurred by you as Rowan reasonably may require. Any such payment shall be made on the last business day of the calendar month following the calendar month in which the payment becomes due; provided, however, that any such payment shall be made not later than the close of the calendar year following the calendar year in which the legal fees and expenses are incurred by you. You will obtain the consent of the General Counsel of Rowan to your selection of legal counsel for this purpose, which consent shall not be unreasonably withheld.
          9. Continuation of Personnel. From and after September 1, 2008, you agree that you have not terminated and you will not terminate any officer or executive of the Company without prior consultation with and express consent of the Board.

          10. Legal Fees and Expenses. In any action arising out of this Agreement, the prevailing party shall be entitled to his or its costs of action, including but not limited to reasonable attorneys’ fees and the fees of experts.
          11. Clawback. In the event it is discovered after the Separation Date that you committed fraud or engaged in intentional misconduct that would have required disclosure under federal securities laws during the time period from January 1, 2006 through the Separation Date (the “applicable period”), you shall reimburse the Company for (i) any bonus and other incentive-based or equity-based compensation received by you from the Company during the applicable period, and (ii) any profits realized from the sale of shares of the Company issued upon the exercise of stock options or the vesting of restricted shares or performance shares during the applicable period.
          12. Assignment; Successors; Binding Agreement.
               (a) Except as otherwise provided in this Section 12, this Agreement may not be assigned by either party without the prior, written consent of the other party.
               (b) This Agreement shall extend to and be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of Rowan. Additionally, Rowan shall require any such successor by written agreement to expressly assume and agree to perform all of the obligations of Rowan under this Agreement upon or prior to such succession taking place. A copy of such assumption and agreement shall be delivered to you promptly after its execution by the successor. As used in this Agreement, “Rowan” shall have the meaning ascribed to it in the first paragraph of this Agreement and, except in determining under Item A.8.E of the Attachment whether or not any “Change in Control” has occurred, shall include any successor to its business or assets as aforesaid, whether or not such successor executes and delivers the agreement provided for in this Section 12(b). Failure of Rowan to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, but shall not adversely affect your rights under this Agreement as to either Rowan or the successor.
               (c) This Agreement is personal to you and you may not assign or transfer any part of your rights or duties hereunder, or any amounts due to you hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributes, devises, legatees or beneficiaries to the extent applicable.
          13. Waiver and Release. In consideration of Rowan’s agreement to provide the benefits, payments, and other items described in this Agreement, you hereby release and forever discharge the Company, and its officers, directors, agents, servants, employees, successors, assigns, insurers, employee benefit plans and fiduciaries, and any and all other persons, firms, organizations and corporations, from any and all damages, losses, causes of action, expenses, costs (including attorneys fees), demands, liabilities and claims on behalf of yourself, your heirs, executors, administrators and assigns, of any kind or nature whatsoever, known or unknown, suspected or unsuspected, contingent or matured (“Claims”), which you at any time heretofore had or claimed to have or which you at any time hereafter may have or claim to have, whether arising out of tort, strict liability, misrepresentation, violation of any regulation or law, or any cause whatsoever, including, without limitation, Claims based on Texas common law, Claims based on the Age Discrimination in Employment Act or any other federal or state discrimination statutes, or any and all Claims in any manner related to your employment with and/or separation from the Company, and including, without limitation Claims caused by or attributable to the sole, partial, and/or comparative negligence, fault or strict liability of the Company. Further, by accepting the payments described in this Agreement, you agree not to sue the Company or the related persons and entities described above with respect to any matters released hereunder.
          Notwithstanding the foregoing release and discharge, you shall retain all rights to (i) indemnity, contribution, and directors and officers and other liability coverage that you may have under any statute, the articles and bylaws of Rowan or by any other agreement, including the Indemnification Agreement by and between Rowan and you dated March 7, 2005 and as in effect on the Separation Date; (ii) bring a lawsuit to enforce the Rowan’s obligations under this Agreement; (iii) file a complaint with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any state, federal or local regulatory or law enforcement agency or legislative body (but you expressly waive any right to collect any damages or other personal recovery in such a proceeding), or (iv) file any Claims that are not permitted to be waived or released under the Fair Labor Standards Act or under the express provisions of any other applicable law.
          You shall have 21 days to decide whether to sign this Agreement. After you have signed this Agreement, you may revoke the Agreement within seven days after you have signed it by delivering a written notification to me. You have notified Rowan that you have consulted an attorney about the meaning and contents of this Agreement, including the release contained herein. You acknowledge that you have read this Agreement, have had an opportunity to ask questions and have it explained to you and that you understand that the Agreement will have the effect of knowingly and voluntarily waiving any action you might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of the Agreement.
          14. Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you and such director or officer as may be specifically designated by the Board. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.
          15. Notice. All notices, requests, demands and other communications required or permitted to be given by either party to the other party by this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, a the address of the other party, as follows:
          If to Rowan, to:
Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056
Attention: Board of Directors and Secretary
If to you, to:
D. F. McNease
          16. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
          17. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.
          18. General Provisions. This Agreement shall be governed by and interpreted under the laws of the State of Texas applicable to contracts entered into and performed solely in the State of Texas. Rowan and you agree that all disputes concerning this Agreement shall be arbitrated in Houston, Texas pursuant to the American Arbitration Association’s National Rules for the Resolution of Employment Disputes. The award of the arbitrator shall be final and binding and shall be enforceable in a court of competent jurisdiction.

Very truly yours,
/s/ W. H. Wells
W. H. Wells
Vice President - Finance and CFO

AGREED TO, ACCEPTED, and EFFECTIVE
   This 31st day of October, 2008
/s/ D. F. McNease

D. F. McNease

Attachment to the Agreement dated October 31, 2008
Special Note Regarding Internal Revenue Code Section 409A
          Notwithstanding any provision of this Agreement, if the payment of any amounts or benefits under this Agreement or any plan of deferred compensation would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Code Section 409A(a)(2)(B), then any such payments that you would otherwise be entitled to during the first six months following your Separation Date shall not be paid within such period but shall instead be accumulated and paid in a lump-sum, with interest credited at the Applicable Federal Rate as in effect on your Separation Date, on the date that is six months and one day after your Separation Date (or if such payment date does not fall on a business day of Rowan, the next following business day of Rowan), or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes and interest. It is the intent of Rowan and you that the provisions of this Agreement comply with Code Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A and any terms (defined or otherwise) shall use the definition of such terms contained in Code Section 409A to the extent applicable. In addition, “Separation Date” shall have the meaning of “Separation from Service” as defined in Code Section 409A.
          Each payment or benefit provided under this Plan, including each payment under Items A.1 and A.2 below shall be considered a separate payment for purposes of Code Section 409A.
          All reimbursements and in-kind benefits provided pursuant to this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (i) the amounts reimbursed and in-kind benefits provided under this Agreement, other than with respect to medical benefits provided under Items A.6 and B.2 below, during your taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (ii) except as otherwise provided in this Agreement, the reimbursement of an eligible expense shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit. Except as otherwise provided in this Agreement, no reimbursement under this Agreement which is subject to the requirements of Code Section 409A shall be made after the later of (i) the fifth anniversary of the date of your death or (ii) the date that is 10 years from the Separation Date.
          Neither you nor any of your creditors shall have the right to subject any deferred compensation (within the meaning of Code Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.

          The items described under Item A. below are conditioned upon your execution and return to Rowan of this Agreement within 21 days of receipt and not revoking it during the seven-day period after execution and return. The items described under Item B. below are provided regardless of your execution of this Agreement. Except as specifically described in this Attachment to the Agreement, all other benefits and perquisites will cease as of your Separation Date.
Item A: Subject to Execution and Non-Revocation of this Agreement
1. Consulting
          Commencing with the later of (i) the first business day of the month following the expiration of the seven-day revocation period described above and (ii) the first business day of January, 2009, you will receive 24 monthly cash payments of $50,000.00 as compensation for your consulting services to Rowan. Each such monthly payment will be paid on the first business day of the particular calendar month.
2. Severance
          Commencing with the later of (i) the first business day of the month following the expiration of the seven-day revocation period described above and (ii) the first business day of January, 2009, you will receive an initial cash payment of $80,000.00, followed by 23 monthly cash payments of $50,000.00, and then followed by 12 monthly cash payments of $100,000.00. Each such monthly installment will be paid on the first business day of the particular calendar month and will be subject to applicable withholding for income and employment taxes.
3. Profit Sharing Plan
          If profit sharing is paid in respect of 2008 under Rowan’s 2008 Profit Sharing Plan, you will receive from Rowan, at the same time as other participants in the 2008 Profit Sharing Plan but not later than March 15, 2009, a lump-sum amount in cash as provided for under the terms of the 2008 Profit Sharing Plan. Your eligibility for such payment is not conditioned on your employment on the date of payment.
4. Bonus Plan
          If annual bonuses are paid in respect of 2008 under Rowan’s Bonus Plan, you will receive from Rowan, at the same time as other participants in the Bonus Plan but not later than March 15, 2009, a lump-sum amount in cash as determined by the Rowan Compensation Committee as provided for under the terms of the Bonus Plan. Your eligibility for such payment is not conditioned on your employment on the date of payment.
5. Long Term Incentive Plan
          A. Performance Shares

          As of your Separation Date, you will be eligible to receive payments in respect of the performance shares previously granted to you and outstanding as of your Separation Date, subject to proration based on the number of days of your employment with Rowan during each respective performance period, and payments with respect to such performance shares for the applicable performance periods will be made as provided under Rowan’s 2005 Long-Term Incentive Plan and the applicable performance share agreements. Such payments, if any, shall not be made in any event later than March 15 of the calendar year following the calendar year in which the applicable performance period ends.
          B. Stock Options
          As of your Separation Date, you will be fully vested in the Rowan stock options previously granted to you and outstanding as of your Separation Date, and such options will remain outstanding and exercisable, in each case, for the period after your Separation Date, as specified in the following table, subject to the terms and provisions of the applicable stock option agreements except as otherwise provided in this Agreement.

			Additional
		Options Vested	Options Vested
		Prior to	on Separation	Total Options	Expiration
Grant Date	Exercise Price	Separation Date	Date	Vested	Date of Option
04.26.2001	$32.00	60,000	-0-	60,000	04.26.2011
07.25.2002	$18.45	50,000	-0-	50,000	07.25.2012
04.25.2003	$21.19	250,000	-0-	250,000	04.25.2013
07.21.2004	$25.265	135,000	-0-	135,000	12.31.2013
05.17.2005	$24.98	32,775	10,925	43,700	12.31.2013
04.28.2006	$43.85	13,652	6,826	20,478	12.31.2013
          C. Restricted Stock
          As of your Separation Date, you will be fully vested in the shares of restricted stock previously granted to you that are outstanding as of your Separation Date, and any related accrued dividends, subject to the terms and provisions of the applicable restricted stock agreements except as otherwise provided in this Agreement.

				Accrued
		Additional		Dividends
	Restricted Stock	Restricted Stock	Total Restricted	Vested on
	Vested Prior to	Vested on	Stock Vested on	Separation
Grant Date	Separation Date	Separation Date	Separation Date	Date
05.17.2005	15,300	5,100	5,100	$8,160.00
04.28.2006	-0-	9,880	9,880	10,868.00
05.08.2007	-0-	34,590	34,590	24,213.00
04.11.2008	-0-	25,806	25,806	7,741.80

6. Medical Coverage
          You (and your eligible dependents) will be provided group health coverage under The Group Health and Life Insurance Plan of Rowan Companies, Inc. (or such group health plan as may be maintained from time to time by the Company for benefit of retired Company executives) upon the Separation Date, with such coverage to be provided on the same terms and conditions as provided under such plan; provided, further, that upon your attainment of age sixty (60), you (and your eligible dependents) will be provided health coverage under such plan (or such group health plan as may be maintained from time to time by the Company to provide health coverage to retired Company executives) as is then provided to Company executives who retire from the Company after the attainment of age sixty (60), with such coverage to be provided on the same terms as available to such retired executives under the terms of the plan as then in effect.
7. Club Membership
          Rowan will cease payments related to any club memberships on your behalf, effective December 31, 2008.
8. Parachute Tax Gross-Up
          You and Rowan do not believe that any of the amounts or benefits to be provided you pursuant to this Agreement or otherwise are “parachute payments” (as defined below) and each agree to report that such amounts and benefits are not “parachute payments” for federal income tax purposes. Nevertheless, Rowan will provide you the following:
          A. If any payments or benefits received or to be received by you whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or with any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) are subject to the Excise Tax, Rowan shall pay to you an additional amount (the “Gross-Up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.
          B. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Code Section 280G(b)(2)) unless, in the opinion of Rowan, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Code Section 280G(b)(4)(A), (ii) all “excess parachute payments” within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax unless, in the opinion of Rowan, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of

Code Section 280G(b)(4)(B)) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Rowan in accordance with the principles of Code Sections 280G(d)(3) and (4). Rowan and you agree that the determination described in this Item A.8.B shall take the form of a letter from Rowan accompanied by calculations prepared by a national accounting firm selected by Rowan (the “Accounting Firm”).
          C. The Gross-Up Payment (or portion thereof) will be paid to you on the day of the payment of the Total Payments (or portion thereof) that give rise to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment (or a portion thereof) cannot be fully determined on or before the date on which payment is due, Rowan will pay to you by such date an amount estimated in good faith by the Accounting Firm to be the minimum amount of such Gross-Up Payment (or portion thereof) and will pay the remainder of such Gross-Up Payment (or portion thereof) (together with interest at the rate provided in Code Section 1274(b)(2)(B)) as soon as the amount thereof can be determined, but in no event later than 45 days after complete payment of the Total Payments. Further, in the event that on the day of payment of the Total Payments (or portion thereof) (or the 45-day period following such payments), no Gross-Up Payment (or portion thereof) is determined by the Accounting Firm to be due and it is subsequently determined that a Gross-Up Payment (or portion thereof) is owing to you, such Gross-Up Payment (or portion thereof) will be made by Rowan to you at the date that such Gross-Up Payment amount (or portion thereof) is determined by the Accounting Firm to be payable to you. Any Gross-Up Payment that you become entitled to receive will be paid to you as provided in this Item A.8 and in any event not later than the last day of the calendar year after the calendar year in which you remit the related taxes, or where as a result of an audit or litigation no taxes are remitted, not later than the last day of the calendar year in which such audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.
          D. In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, you shall repay to Rowan, within five business days following the later of the date that the amount of such reduction in the Excise Tax is fully determined and the date that such amount is fully refunded to you by the Internal Revenue Service, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment) being repaid by you, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in your taxable income and wages for purposes of federal, state and local income and employment taxes. In the event that the Excise Tax is determined to exceed the amount originally remitted by you which was taken into account hereunder in calculating the Gross-Up Payment and you are obliged to remit additional Excise Taxes, you shall provide Rowan with written notice advising as to the amount of additional Excise Taxes which were so remitted and the date on which they were so remitted. As soon as practicable following receipt of such notice (but not later than the end of the taxable year following the year in which the additional Excise Taxes were remitted by you), Rowan shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by you with respect to such excess Excise Taxes). Rowan and you shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.
          E. For purposes of this Item A.8, the following terms shall have the following meanings:
          “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
          “Base Amount” shall have the meaning set forth in Code Section 280G(b)(3).
          “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
     (I) any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (i) Rowan or any of its subsidiaries, (ii) any employee benefit plan of Rowan or any of its subsidiaries, (iii) any Affiliate, (iv) a company owned, directly or indirectly, by stockholders of Rowan in substantially the same proportions as their ownership of Rowan or (v) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Rowan representing more than 50% of the shares of voting stock of Rowan then outstanding; or
     (II) individuals who, as of the date this Agreement (the “Effective Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition of Change in Control, any individual becoming a director subsequent to the Effective Date whose election to the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board; or
     (III) the consummation of any merger, reorganization, business combination or consolidation of Rowan or one of its subsidiaries (a “Business Combination”) with or into any other entity, other than a merger, reorganization, business combination or consolidation which would result in (i) the holders of the voting securities of Rowan outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of Rowan or the surviving company or the parent of such surviving company or (ii) at least a majority of the members of the board of directors of the corporation, or the similar managing body of a non-corporate entity, resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     (IV) the consummation of a sale or disposition by Rowan of all or substantially all of Rowan’s assets, other than (i) a sale or disposition if the holders of the voting securities of Rowan outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquirer, or parent of the acquirer, of such assets or (ii) at least a majority of the members of the board of directors of the corporation, or the similar managing body of a non-corporate entity, resulting from such sale or disposition were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or disposition; or
     (V) the stockholders of Rowan approve a plan of complete liquidation or dissolution of Rowan.
          “Excise Tax” shall mean any excise tax imposed under Code Section 4999.
          “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Rowan or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Rowan or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of Rowan in substantially the same proportions as their ownership of the stock of Rowan.
9. Debentures.
As of your Separation Date, you will be considered as if you had terminated employment by reason of “Retirement” under the 1998 Convertible Debenture Incentive Plan.

Item B: Not Subject to Execution of this Agreement
1. Vacation and Sick Pay
          On the 35th day after your Separation Date, you will receive a cash lump sum, subject to applicable withholding for income and employment taxes, for all of your accrued, but unused, vacation and sick pay days through your Separation Date.
2. Medical and Dental Coverage
          Rowan will provide you continued medical and dental benefits following your Separation Date on the terms and conditions as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as currently embodied in Code Section 4980B.
3. Life Insurance and AD&D
          Life insurance, including that provided under Rowan’s Supplemental Life Insurance Plan, and AD&D, will cease as of your Separation Date. You will have a 31-day period thereafter to exercise the conversion options for life insurance according to the terms and conditions in effect at that time. It will be your responsibility to complete the conversion process if you so desire.
4. STD/LTD
          Short-term and long-term disability coverage will cease as of your Separation Date.
5. Qualified and Supplemental Retirement Plan Benefits
          Your participation in the Rowan Companies, Inc. Savings and Investment Plan, the Rowan Pension Plan, and the Pension Benefit Restoration Plan of Rowan Companies, Inc. (the “Retirement Plans”) will cease as of your Separation Date. You will be entitled to your vested Retirement Plan benefits as provided under the terms of each of the Retirement Plans.

EXHIBIT A
Effective as of December 31, 2008, I do hereby resign from any and all positions I hold at Rowan Companies, Inc. and each of its subsidiaries, including each of the following:

Rowan Companies, Inc.	Chairman, President and CEO; member of the Executive Committee of the Board

Aberuchill Ltd.	Chairman of the Board and President

Atlantic Maritime Services, Inc.	Chairman of the Board and President

British American Offshore Limited	Chairman of the Board and President

LeTourneau Technologies, Inc.	Chairman of the Board

LeTourneau Technologies America, Inc.	Chairman of the Board

LeTourneau Technologies Asia Pte. Ltd.	Chairman of the Board and President

LeTourneau Technologies (Australia) Pty. Ltd.	Director

LeTourneau Technologies Brazil, Inc.	Chairman of the Board

LeTourneau Technologies Canada Ltd.	Director

LeTourneau Technologies Drilling Systems, Inc.	Chairman of the Board

LeTourneau Technologies International, Inc.	Chairman of the Board

LeTourneau Technologies South America, Inc.	Chairman of the Board

RCI Drilling International, Inc. (Cayman Islands)	Chairman of the Board and President

RCI International, Inc. (Cayman Islands)	Chairman of the Board and President

RDC Arabia Drilling, Inc.	Chairman of the Board and President

RDC Drilling, Ltd.	Director

RDC Drilling International, Inc. (Cayman Islands)	Chairman of the Board and President

RDC International, Inc. (Cayman Islands)	Chairman of the Board and President

RDC Marine, Inc.	Chairman of the Board and President

RDC Qatar, Inc.	Chairman of the Board and President

Rowan 240C#3, Inc. (Cayman Islands)	Chairman of the Board and President

Rowan 240C#4, Inc. (Cayman Islands)	Chairman of the Board and President

Rowan Canada Limited	Chairman of the Board and President

Rowan Drilling & Aviation (Netherlands) B.V.	Chairman of the Board and President

Rowan Drilling Company, Inc.	Chairman of the Board

Rowan Drilling (U.K.) Ltd.	Chairman of the Board

Rowan Energy Investments, Inc.	Director and President

Rowan Finance Company	Chairman of the Board and President

Rowan International, Inc.	Chairman of the Board and President

Rowan International (Gabon), Inc. (in process of being dissolved)	Vice President

Rowan Marine Drilling, Inc.	Chairman of the Board and President

Rowan Marine Services, Inc.	Chairman of the Board and President

Rowan Middle East, Inc. (Cayman Islands)	Chairman of the Board and President

Rowan North Sea, Inc. (Cayman Islands)	Chairman of the Board and President

Rowan Petroleum, Inc.	Chairman of the Board

Rowandrill, Inc.	Chairman of the Board and President

Rowan S116E#1, Inc. (Cayman Islands)	Chairman of the Board and President

Rowan S116E#2, Inc. (Cayman Islands)	Chairman of the Board and President

Rowan S116E#3, Inc. (Cayman Islands)	Chairman of the Board and President

Rowan S116E#4, Inc. (Cayman Islands)	Chairman of the Board and President

/s/ D. F. McNease
D. F. McNease
Dated: October 31, 2008